Exhibit 99.1

Investor Relations Company Contacts:	Investor Relations Agency Contacts:
Doug Norby, Tessera	Lippert/Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Kirsten Chapman/Moriah Shilton
Mike Forman, Tessera	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
(408) 894-0700

TESSERA COMPLETES PURCHASE OF CERTAIN SHELLCASE ASSETS

San Jose, Calif. – December 27, 2005 - Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced it has completed its purchase of certain assets of Shellcase Ltd., including all of Shellcase’s technology. Shellcase is the world’s leading provider of commercially available wafer level image sensor packaging technology. This transaction solidifies Tessera’s commitment to the wafer-level packaging market for image sensors and MEMS.

Tessera announced the Shellcase transaction on November 1, 2005. Under the terms of the agreement, Tessera paid approximately $33 million in cash for certain assets of Shellcase and hired a majority of Shellcase’s employees. With these newly acquired assets, Tessera has created a Wafer-Level Packaging Center of Excellence which is focused on developing next-generation wafer-level packaging technologies for new and fast-growing markets.

About Tessera Technologies, Inc.

Tessera Technologies, through its wholly-owned subsidiary Tessera, Inc., is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties,

Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2005 include more information about factors that could affect the company’s financial results.

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Note: Tessera, MicroBGA, Compliant Chip, MicroZ and the Tessera logo are registered trademarks of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.